EXHIBIT 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of
Interwoven Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-88725, 333-39914, 333-42690, 333-46662, 333-49926, 333-54250, 333-87186, 333-104814, 333-106819, 333-110586, 333-114801, 333-124414, 333-127960, 333-133642 and 333-149377) on Form S-8 of Interwoven, Inc. of our report dated March 13, 2006, except as to Note 17 which is as of December 14, 2007, with respect to the consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows of Interwoven Inc. for the year ended December 31, 2005, and the related financial statement schedule, which report appears in the December 31, 2007 annual report on Form 10-K of Interwoven, Inc.
/s/ KPMG LLP
Mountain View, California
March 14, 2008